Exhibit 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2001 (the “Effective Date”) by and between Rite Aid Corporation, a Delaware corporation (the “Company”), and Brian T. Hoover (the “Executive”).

WHEREAS, Executive desires to provide the Company with his services and the Company desires to employ Executive in the capacity of Vice President, Inventory Accounting on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Term Of Employment.

The term of Executive’s employment with the Company hereunder (the “Term”) pursuant to this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date; provided, however, that on each anniversary of the Effective Date occurring prior to the termination of Executive’s employment hereunder (each such date a “Renewal Date”), an additional year shall be added to the Term, unless notice of non-renewal has been delivered by one party to the other party at least 180 days prior to such Renewal Date. For purposes of this Agreement, except as otherwise provided herein, the phrases “year during the Term” or “during any year of the Term” or similar language shall refer to each 12-month period commencing on the Effective Date or applicable anniversaries thereof.

2.                                      Position And Duties.

2.1                               Position. During the Term, Executive shall be employed as Vice President, Inventory Accounting: Following termination of Executive’s employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

2.2                               Duties. Subject to the supervision and control of the Chief Accounting Officer (“CAO”) of the Company (or any designee), to whom he shall report, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position as Vice President, Inventory Accounting and shall render such services on the terms set forth herein. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries, affiliates and strategic partners as may be assigned to him by the Chief Accounting Officer (“CAO”) of the Company or any designee. Except for sick leave, vacations (as provided in Section 4.3 below), and excused leaves of absence, Executive shall, throughout the Term, devote substantially all his working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities of his position in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for management employees.

3.                                      Compensation.

3.1                               Base Salary. During the Term, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of One Hundred Twenty Five Thousand Dollars ($125,000) per year (“Base Salary”), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2                               Annual Performance Bonus. The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time. The Executive’s annual target bonus opportunity pursuant to such plan (the “Annual Target Bonus”) shall equal 25% of the Base Salary in effect for the Executive at the beginning of such fiscal year.

4.                                      Additional Benefits.

4.1                               Employee Benefits. During the Term, Executive shall be entitled to participate in the employee benefit plans in which management employees of the Company are generally eligible to participate, subject to any eligibility requirements and the other generally applicable terms of such plans.

4.2                               Expenses. During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.3                               Vacation. Executive shall be entitled to four weeks paid vacation during each year of the Term.

5.                                      Termination.

5.1                               Termination of Executive’s Employment by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. “Cause” shall-mean (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Chief Accounting Officer (“CAO”) or any designee; (ii) Executive’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; or (iv) the use or imparting by Executive of any confidential or proprietary information of the Company, or any subsidiary in violation of any confidentiality or proprietary agreement to which Executive is a party.

5.2                               Compensation upon Termination by the Company for Cause or by Executive without Good Reason. In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)                                 Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the (“Accrued Benefits”). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment.

(b)                                 Any portion of the Option or any other then outstanding stock option that has not been exercised prior to the date of termination shall immediately terminate as of such date, and any portion of any equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon 30 days’ notice to the Company.

5.3                               Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason. Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)                                 Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two times the sum of Executive’s Base Salary plus Animal Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two years following the date of termination of employment, and (iii) continued health insurance coverage for Executive and his immediate family for a period of two years following the date of termination of employment. In addition, if such termination occurs following the start of the Company’s fiscal year beginning on or about March 2001, Executive shall also be entitled to receive a pro rata annual bonus determined by multiplying Executive’s then Annual Target Bonus by a fraction, (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company (or, if later, Executive’s start date) and the date of termination of employment and (y) the denominator of which is 365.

(b)                                 All stock option awards held by Executive shall vest and become immediately exercisable to the extent such options would otherwise have become vested and exercisable had Executive remained in the employ of the Company for a period of two years following the date of termination. Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested as of the date of termination shall terminate as of such date.

(c)                                  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment.

Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days notice thereof.

5.4                               Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)                                 any material adverse alteration in Executive’s titles, positions, duties, authorities or responsibilities with the Company or its subsidiaries from those specified in this Agreement, as the same may be augmented from time to time;

(b)                                 the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status as Vice President, Inventory Accounting of the Company; or

(c)                                  any other material breach of this Agreement by the Company, including without limitation any decrease in Executive’s Base Salary or Annual Target Bonus opportunity as set forth in Sections 3.1 and 3.2, except to the extent such decrease is generally applicable to all other employees of Company having duties and responsibilities equivalent to those of employee;

provided, however, that in each such case the Company shall have the right, within ten (10) days after receipt of notice from Executive of the Company’s violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason, in the event of which cure such event or circumstances shall be deemed not to constitute Good Reason hereunder.

5.5                               Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability. In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below):

(a)                                 Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or his immediate family, as applicable, for a period of two years following the date of termination of employment.

(b)                                 All stock option awards held by Executive shall vest and become immediately exercisable to the extent such options would otherwise have become vested and exercisable had Executive remained in the employ of the Company for a period of two years following the date of termination. Except as provided in Section 3.3(c), such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested as of the date of termination shall terminate as of such date.

(c)                                  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment.

“Total Disability” shall mean any physical or mental disability that prevents Executive from performing one or more of the essential functions of his position for a period of not less than 90 days in any 12-month period and/or which is expected to be of permanent duration.

5.6                               Survival. In the event of any termination of Executive’s employment for any reason, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Sections 6 through 10 below, which shall survive the expiration of the Term.

5.7                               No Other Severance or Termination Benefits. Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason.

6.                                      Protection of Confidential Information.

Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1                               No Disclosure or Use of Confidential Information. At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1.

6.2                               Return of Company Property, Records and Files. Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files.

7.                                      Noncompetition and Other Matters.

7.1                               Noncompetition. During the Term and, as applicable, for the two-year period immediately following the date of termination of Executive’s employment either (x)  by the Company for Cause or (y) by Executive other than for Good Reason, Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the Commonwealth of Pennsylvania being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates, strategic partners, successors, or assigns, engages in the ownership, management and operation of retail drugstores (i) engage in a Competing Business for Executive’s own account; (ii) enter the employ of, or render any consulting services to, any Competing Business; or (iii) become interested in any Competing Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity. For purposes of this Section 7.1, the phrase “Competing Business” shall mean any entity a majority of whose business involves the ownership and operation of retail drug stores.

7.2                               Noninterference. During the Term and for the two-year period immediately following the date of termination of Executive’s employment at any time and for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3                               Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason.

8.                                      Rights and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1                               Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2                               Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3                               Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4                               Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof; is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

8.5                               Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.                                      No Violation of Third-Party Rights. Executive represents, warrants and covenants that he:

(i)                                     will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)                                  is not a party to any conflicting agreements with third parties, which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

(iii)                               does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)                              agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive has supplied to the Company a copy of each written agreement to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property or non-competition.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.                               Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates; strategic partners, successors or assigns, shall be submitted to binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the parties shall each bear his or its own attorneys’ fees and costs in connection with any such arbitration. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

11.                               Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.                               Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867

If to Executive:	Brian T. Hoover
1201 Fairmont Drive
Harrisburg, PA 17112

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.                               General.

13.1                        No Offset or Mitigation. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under; this Agreement shall not be affected by any set-of counterclaim, recoupment, defense or other claim, right or action that the

Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2                        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

13.3                        Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

13.4                        Amendments: Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5                        Conflict with Other Agreements. Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6                        Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

13.7                        Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8                        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9                        No Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy,

execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10                 Survival. This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11                 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12                 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ Christopher Hill

By:	Christopher Hill

Its:	EVP Finance

EXECUTIVE

/s/ Brian T. Hoover